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                                                                      Exhibit 9

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------

     This AMENDED AND RESTATED AGREEMENT is made as of July 19, 1996, and amended as of May 16, 1997 and July 18, 1997, by and between COMSAT Corporation ("COMSAT"), a District of Columbia corporation, and Betty C. Alewine, a resident of the Commonwealth of Virginia (the "Executive").

     WHEREAS, the COMSAT Board of Directors (the "Board") elected the Executive as President and Chief Executive Officer and a member of the Board (a "Director") on July 19, 1996;

     WHEREAS, the Board believes it to be in the best interests of COMSAT to enter into this Agreement to ensure the Executive's continuing services to COMSAT; and

     WHEREAS, COMSAT desires to continue to employ the Executive as President and Chief Executive Officer of COMSAT, and the Executive desires to continue such employment, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, COMSAT and the Executive agree as follows:

     1.   Employment; Duties.
          ------------------

          (a) Employment and Employment Period.  COMSAT shall employ the
              --------------------------------
Executive to serve as President and Chief Executive Officer of COMSAT or any successor entity for a period (the "Employment Period") commencing on July 19, 1996 (the "Effective Date") and continuing thereafter for successive three-year terms from each successive day thereafter until July 19, 2003 unless terminated in accordance with the provisions of this Agreement. Notwithstanding the foregoing, COMSAT may appoint another person to serve as President during the Employment Period. In that event, the Executive's title shall become Chief Executive Officer and the President shall report to the Executive in her capacity as Chief Executive Officer. The appointment of a President shall not be deemed to constitute "Good Reason" for purposes of Section 5 of this Agreement. Each 12-month period ending on the anniversary date of the Effective Date is sometimes referred to herein as a "year of the Employment Period."

          (b) Offices, Duties and Responsibilities.  The Executive shall report
              ------------------------------------
directly and solely to the Board. Throughout the Employment Period, COMSAT shall cause Executive to be nominated and recommended for election as a Director at each meeting of COMSAT shareholders at which directors are to be elected and to be included as a recommended nominee for election in any proxy provided to shareholders in connection with such meeting. The Executive's offices initially shall be located at COMSAT's present headquarters in Bethesda, Maryland. The Executive shall have all duties and authority customarily accorded a chief executive officer, including, without limitation, the lead responsibility with full autonomy, subject to the customary authority and direction of the Board, to manage the overall business and operations of COMSAT. All employees of COMSAT shall report, directly or indirectly, to the Executive, and the Executive shall have the authority to hire and fire all such employees within established budget parameters, provided that
                                                                  --------
the Board shall approve (i) any salary actions (including hiring decisions) for employees of COMSAT which result in an annual salary in excess of the amount established by the Board from time to time, but in no event less than $100,000, and (ii) any bonuses to be awarded to employees of COMSAT under the COMSAT Annual Incentive Plan (the "AIP") or any other bonuses to be awarded in excess of the amount established by the Board from time to time. The Executive's management of COMSAT shall be (x) in accordance with the policies of the Board and COMSAT's Policies and Procedures, both as in effect from time to time, and
(y) within the limits of an annual budget for COMSAT which shall be approved by the Board at least 30 days before the beginning of the fiscal year to which such budget relates. If the Executive proposes the expenditure of any amounts which exceed the applicable annual budgets for COMSAT, such excess amounts shall not be committed to Executive's authority unless and until specifically authorized and approved by the Board.

          (c) Devotion to Interests of COMSAT.  During the Employment Period,
              -------------------------------
the Executive shall devote her best efforts and full business time and attention to the performance of her duties hereunder. Notwithstanding the foregoing, the Executive shall be entitled to serve on the boards of directors of non-profit organizations and, commencing on the second anniversary of the Effective Date, the boards of directors of for-profit organizations that do not compete with COMSAT. Prior to joining any boards of directors in addition to those on which she is serving as of the Effective Date, the Executive shall consult with the Board to confirm that such memberships shall not unreasonably or materially interfere with the performance of her duties hereunder. In addition, the Executive may speak and write independently, if such activity does not conflict with the best interests of COMSAT. The Executive may keep all fees and other monies paid for such outside board memberships and activities in accordance with COMSAT corporate policy.

     2.   Compensation and Fringe Benefits.
          --------------------------------

          (a) Base Compensation.  COMSAT shall pay the
              -----------------

Executive a base salary ("Base Salary") during the Employment Period with payments made in installments in accordance with COMSAT's regular practice for compensating executive personnel, provided that in no event shall such payments
                                  --------
be made less frequently than twice per month.  The Base Salary for the first

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year of the Employment Period shall be $450,000.  Effective on July 19, 1997, the Base Salary shall be increased to $500,000. Thereafter, the Base Salary for the Executive shall be reviewed for increases each subsequent year during the Employment Period commencing the third year of the Employment Period. Any further Base Salary increases shall be approved by the Board in its sole discretion.

          (b) Bonus Compensation.  The Executive will be eligible to receive
              ------------------
bonuses ("Annual Bonus") during the Employment Period under the AIP in accordance with the following parameters: (i) the target bonus for each year during the Employment Period shall be 70% of Base Salary for achieving 100% of the target level for the performance measures; and (ii) the performance measures, the relative weight to be accorded each performance measure and the amount of bonus payable in relation to the target bonus for achieving more or less than 100% of the target level for the performance measures shall be determined for each year during the Employment Period by the Committee on Compensation and Management Development of the Board (the "Compensation Committee") after consultation with the Executive. As part of the consultation process set forth in the preceding sentence, the Executive shall prepare before the end of each fiscal year ending during the Employment Period a business plan for COMSAT with respect to at least the following three-year period. The Board shall consider and approve such plans on an annual basis, subject to such modifications as are otherwise consistent with this Agreement, and each fiscal year the current plan shall be considered by the Compensation Committee as the basis for establishing the bonus standards for such year with such reasonable modifications as the Compensation Committee may reasonably determine and which are consistent with this Agreement.

          (c) Fringe Benefits.  The Executive shall continue to be entitled to
              ---------------
the fringe benefits for COMSAT senior executives which she enjoyed immediately prior to the Effective Date, including (i) participation in the COMSAT Directors and Executives Deferred Compensation Plan, the COMSAT Split Dollar Insurance Plan, the COMSAT Educational Grant Program, the COMSAT Retirement Plan, the COMSAT Savings and Profit-Sharing Plan, the COMSAT 1995 Key Employee Stock Plan (the "Stock Plan"), the COMSAT Employee Stock Purchase Plan, the COMSAT health and disability insurance programs and the COMSAT financial planning program,
(ii) an annual physical examination by a physician of her choice in the Washington, D.C. metropolitan area at COMSAT's expense, and (iii) reimbursement of reasonable expenses incurred in connection with travel and entertainment related to COMSAT's business and affairs. The Executive also shall be entitled to such additional fringe benefits as are made available to COMSAT senior executives during the Employment Period on a most favored nations basis. The Executive further shall be entitled to reimbursement of the Executive's reasonable legal fees and costs incurred in connection with the negotiation and execution of this

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Agreement, subject to a cap of $12,000. COMSAT reserves the right to modify or terminate from time to time the fringe benefits provided to the senior management group.

          (d) Stock Options.  On October 17, 1996 (the "Grant Date"), COMSAT
              -------------
shall grant to the Executive non-statutory stock options (the "Options") under the Stock Plan to purchase 150,000 shares of COMSAT's common stock, without par value ("Common Stock"), at a purchase price equal to the average of the high and low selling price of the Common Stock as reported under New York Stock Exchange-Composite Transactions on the Grant Date. The Options shall carry a term of ten years and shall be exercisable by the Executive in accordance with the following schedule: (i) 25% of the Options on and after the first anniversary of the Grant Date; (ii) an additional 25% of the Options on and after the second anniversary of the Grant Date; and (iii) the remaining 50% of the Options on and after the third anniversary of the Grant Date. The Options shall be represented by a stock option agreement in the form customarily used by COMSAT for such agreements which shall contain appropriate terms consistent with the provisions of this Agreement. During the Employment Period, the Executive may be granted additional non-statutory stock options as determined by the Compensation Committee in its sole discretion.

          (e) RSAs.  On February 20, 1997, COMSAT shall grant to the Executive
              ----
20,000 Restricted Stock Awards ("RSAs") under the Stock Plan. Such RSAs shall vest in accordance with (i) the performance standards for the two-year performance period following the date of grant which are adopted by the Compensation Committee for RSAs granted generally on such date, and (ii) the following schedule thereafter for the portion of such RSAs which are earned during the performance period: (x) 20% of such portion on and after February 20, 2000; (y) an additional 40% of such portion on and after February 20, 2001; and (z) the remaining 40% of such portion on and after February 20, 2002.

          (f) RSUs.  On the Grant Date, COMSAT shall grant to the Executive
              ----
5,000 Restricted Stock Units ("RSUs") under the Stock Plan. Such RSUs shall entitle the Executive to receive "dividend equivalents" (when and in the same amounts as dividends are paid on the Common Stock) as provided under the Stock Plan, and shall vest three (3) years from the Grant Date if the Executive is still employed by COMSAT at such time.

          (g) SERP.  The Executive shall continue to participate in the COMSAT
              ----
Insurance and Retirement Plan for Executives (the "SERP"). Any future amendments or changes to the SERP which provide for a reduction, deferral or elimination of benefits payable to participants in the SERP shall expressly not apply to the Executive unless the Executive consents otherwise.

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     3.   Trade Secrets; Return of Documents and Property.
          -----------------------------------------------

          (a) Executive acknowledges that during the course of her employment she will receive secret, confidential and proprietary information ("Trade Secrets") of COMSAT and of other companies with which COMSAT does business on a confidential basis and that Executive will create and develop Trade Secrets for the benefit of COMSAT. Trade Secrets shall include, without limitation, matters of a technical nature, such as scientific and engineering secrets, "know-how," formulae, secret processes or machines, inventions and computer programs (including documentation of such programs), and matters of a business nature, such as customer data and proprietary information about costs, profits, markets, sales and customer databases, and other information of a similar nature to the extent not available to the public, and plans for future development. All Trade Secrets disclosed to or created by Executive shall be deemed to be the exclusive property of COMSAT (as the context may require). Executive acknowledges that Trade Secrets have economic value to COMSAT due to the fact that Trade Secrets are not generally known to the public or the trade and that the unauthorized use or disclosure of Trade Secrets is likely to be detrimental to the interests of COMSAT and its subsidiaries. Executive therefore agrees to hold in strict confidence and not to disclose to any third party any Trade Secret acquired or created or developed by Executive during the term of this Agreement except (i) when Executive uses or discloses any Trade Secret in the proper course of the Executive's rendition of services to COMSAT hereunder, (ii) when such Trade Secret becomes public knowledge other than through a breach of this Agreement, or (iii) when Executive is required to disclose any Trade Secret pursuant to any valid legal process. The Executive shall notify COMSAT immediately of any such legal process in order to enable COMSAT to contest such legal process's validity. After termination of this Agreement, the Executive shall not use or otherwise disclose Trade Secrets unless such information (x) becomes public knowledge other than through a breach of this Agreement, (y) is disclosed to the Executive by a third party who is entitled to receive and disclose such Trade Secret, or (z) is required to be disclosed pursuant to any valid legal process, in which case the Executive shall notify COMSAT immediately of any such legal process in order to enable COMSAT to contest such legal process's validity.

          (b) Upon the effective date of notice of the Executive's or COMSAT's election to terminate this Agreement, or at any time upon the request of COMSAT, the Executive (or her heirs or personal representatives) shall deliver to COMSAT
(i) all documents and materials containing or otherwise relating to Trade Secrets or other information relating to COMSAT's business and affairs, and (ii) all documents, materials and other property belonging to COMSAT, which in either case are in the possession or under the control of the Executive (or her heirs or personal representatives). The Executive shall be entitled to keep her personal records (including Rolodex) relating to COMSAT's

                                      -5-
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business and affairs except to the extent those contain documents or materials described in clause (i) of the preceding sentence.

     4.   Discoveries and Works.  All discoveries and works made or conceived by
          ---------------------
the Executive during her employment by COMSAT pursuant to this Agreement, jointly or with others, that relate to COMSAT's activities ("Discoveries and Works") shall be owned by COMSAT. Discoveries and Works shall include, without limitation, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, COMSAT to evidence or better assure title to such Discoveries and Works in COMSAT, (b) assist COMSAT in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such Discoveries and Works, and (c) promptly execute, whether during her employment by COMSAT or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for COMSAT and to protect their title thereto. Any Discoveries and Works which, within six months after the termination of the Executive's employment by COMSAT, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with COMSAT shall, as between the Executive and COMSAT, be presumed to have been made during the Executive's employment by COMSAT.

     5.   Termination.  This Agreement shall remain in effect during the
          -----------
Employment Period, and this Agreement and Executive's employment with COMSAT may be terminated only as follows:

          (a) By the Executive at any time upon forty-five (45) days advance written notice to COMSAT for "Good Reason" (as defined below). In such event or if the Executive's employment is terminated by COMSAT without "cause" (as defined below), the Executive shall be entitled to receive the following benefits until the earlier of (i) three (3) years from the effective date of such termination, or (ii) the later of (A) July 19, 2003 or (B) one year from such effective date: (i) her then current Base Salary; (ii) an Annual Bonus equal to seventy percent (70%) of her then current Base Salary; and (iii) all other benefits provided pursuant to Sections 2(c), (d), (e), (f) and (g) of this Agreement, which shall be deemed to vest fully and immediately if subject to vesting. The Executive shall have no obligation to seek other employment in the event of her termination pursuant to this paragraph (a), and any such employment shall not mitigate COMSAT's obligations hereunder.

          "Good Reason" shall mean any of the following: (I) any substantial reduction (except in connection with the termination of her employment voluntarily by the Executive or by COMSAT for "cause" as defined below) by COMSAT, without the Executive's

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

express written consent, of her responsibilities as President and Chief Executive Officer of COMSAT; (II) any change in the reporting structure set forth in Section 1(b) above; (III) any reduction in Executive's title; (IV) any relocation of the Executive's offices outside the Washington, D.C. metropolitan area by COMSAT without the Executive's express written consent prior to the third anniversary of the Effective Date; (V) any material default of the provisions of Section 2 of this Agreement which continues for twenty (20) business days following COMSAT's receipt of written notice from the Executive specifying the manner in which COMSAT is in default of such provisions; (VI) the Executive is not reelected to or is removed from the Board; or (VII) any officer superior to the Executive is appointed by COMSAT.

          (b) By COMSAT at any time upon ten (10) days written notice to the Executive, and after an opportunity to discuss such decision with the Board, for "cause." For purposes of this Agreement, COMSAT shall have "cause" to terminate the Executive's employment hereunder upon (i) the continued and deliberate failure of the Executive to perform her material duties, in a manner substantially consistent with the manner reasonably prescribed by the Board and in accordance with the terms of this Agreement (other than any such failure resulting from her incapacity due to physical or mental illness), which failure continues for twenty (20) business days following the Executive's receipt of written notice from the Board specifying the manner in which the Executive is in default of her duties, (ii) the engaging by the Executive in intentional serious misconduct that is materially and demonstrably injurious to COMSAT or its reputation, which misconduct, if it is reasonably capable of being cured, is not cured by the Executive within twenty (20) business days following the Executive's receipt of written notice from the Board specifying the serious misconduct engaged in by the Executive, (iii) the conviction of the Executive of commission of a felony involving a crime of moral turpitude, whether or not such felony was committed in connection with COMSAT's business, or (iv) any material breach by the Executive of Section 8 hereof, which breach, if it is reasonably capable of being cured, is not cured by the Executive within twenty (20) business days following the Executive's receipt of written notice from the Board specifying the breach of Section 8 by the Executive. If COMSAT shall terminate the Executive's employment for "cause," COMSAT, in full satisfaction of all of COMSAT's obligations under this Agreement and in respect of the termination of the Executive's employment with COMSAT, shall pay the Executive her Base Salary and all other compensation, benefits and reimbursement through the date of termination of her employment.

          (c) If, prior to the expiration or termination of the Employment Period, the Executive shall have been unable to perform substantially her duties by reason of disability or impairment of health for at least six consecutive calendar months, COMSAT shall have the right to terminate this Agreement by giving sixty (60) days written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. Following the expiration of the notice period, the Employment Period shall terminate with the payment of the Executive's Base Salary for the month in which notice is given and a prorated Annual Bonus through such month. In the event of a dispute as to whether the Executive is disabled within the meaning of this paragraph (a), or the duration of any disability, either party may request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examinations shall be borne by COMSAT. In no event shall this Agreement terminate before COMSAT's long-term disability benefits under applicable plans become payable to the Executive.

          (d) If, prior to the expiration or termination of the Employment Period, the Executive shall die, COMSAT shall pay to the Executive's estate her Base Salary and a prorated Annual Bonus through the end of the month in which the Executive's death occurred, at which time the Employment Period shall terminate without further notice.

          (e) If either the Executive or COMSAT elects not to renew the Executive's employment with COMSAT at the end of the Employment Period, the Executive shall be entitled to receive payments under the SERP beginning on August 1, 2003, the first day of the month after the end of such period, calculated in accordance with the provisions of the plan based on the Executive's retirement on that date, provided that the Board reserves the
                                     --------
discretion to waive the applicable early retirement reduction under the plan in such event. If the Executive's employment with COMSAT under this Agreement is terminated either by the Executive for Good Reason or by COMSAT without "cause," the Executive shall be entitled to receive payments under the SERP beginning on June 1, 2003, the first day of the month after the Executive's 55th birthday, calculated in accordance with the provisions of the plan as if the Executive retired on that date, provided that the Board reserves the discretion to waive
                      --------
the applicable early retirement reduction under the plan in such event.

     6.   Change of Control.
          -----------------

          (a) In the event that the Board in its sole discretion determines that repeal of the ownership restrictions on COMSAT capital stock in the Communications Satellite Act of 1962 is reasonably imminent, the parties shall negotiate in good faith to adopt a "change of control" provision applicable to this Agreement which shall set forth (i) the events that shall constitute a "change of control" for this purpose, (ii) the consequences under this Agreement if such a "change of control" occurs and (iii) such other terms and conditions as the parties shall mutually agree to.

          (b) Any "change of control" provisions adopted by COMSAT applicable to any COMSAT benefits plans which provide for the accelerated vesting and/or payment of any benefits for its senior executives shall apply to the Executive to the same extent as other COMSAT senior executives on a most favored nations basis with respect to the benefits affected by such COMSAT provisions.

          (c) If a change of control (as defined for purposes of COMSAT's benefit plans) occurs during the Employment Period, the change of control shall not adversely affect any of the Executive's rights under this Agreement, and this Agreement shall continue in effect according to its terms. In the event of a change of control, the Executive shall be entitled to vesting and payment of benefits according to the terms of this Agreement or COMSAT's applicable plans, whichever is more favorable.

     7.   Certain Additional Payments.
          ---------------------------

          (a) Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment or benefit to the Executive, whether pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Executive shall be paid an additional amount (a "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment taxes and excise tax, including any interest and penalties with respect thereto, imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date the Payment is made, net of the reduction in federal income taxes that the Executive may obtain from the deduction of such state and local income taxes.

          (b) All determinations to be made under this Section 7 shall be made by COMSAT's independent public accountant immediately prior to the date the Payment is made (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations and workpapers both to COMSAT and the Executive within 10 days of such date. Any such determination by the Accounting Firm shall be binding upon COMSAT and the Executive. Within five days after receipt of the Accounting Firm's determination, COMSAT shall pay to the Executive the Gross-Up Payment determined by the Accounting Firm.

          (c) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of a Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Executive, appropriate adjustments shall be made under this Section such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 of the Code and any interest and penalties shall reflect the intent of the parties as expressed in paragraph (a) above, in the manner determined by the Accounting Firm. The Executive shall notify COMSAT in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by COMSAT of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise COMSAT of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to COMSAT (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If COMSAT notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give COMSAT any information reasonably requested by COMSAT relating to such claim; (ii) take such action in connection with contesting such claim as COMSAT shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by COMSAT; (iii) cooperate with COMSAT in good faith in order effectively to contest such claim; and (iv) permit COMSAT to participate in any proceedings relating to such claim; provided, however, that
                                                       --------  -------
COMSAT shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7, COMSAT shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as COMSAT shall determine.

COMSAT's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (b) and (c) above shall be borne solely by COMSAT. COMSAT agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to paragraphs (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     8.   Non-Competition.
          ---------------

          (a) As an inducement for COMSAT to enter into this Agreement, the Executive agrees that for a period commencing as of the Effective Date and running through the earlier of (i) the end of the Employment Period if the Executive remains employed by COMSAT for the entire Employment Period or (ii) one year following termination of the Executive's employment by COMSAT for "cause" as defined in Section 5(b) hereof, or by the Executive for any reason (other than Good Reason, in which case the provisions of this paragraph (a) shall not apply) (the "Non-Competition Period"), the Executive shall not, without the prior written consent of the Board, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business which is competitive with any business conducted by COMSAT.

          For the purpose of this Agreement, a business shall be considered to be competitive with any business of COMSAT only if such business is engaged in providing services or products (i) comparable to or competitive with (A) any service or product currently provided by COMSAT during the Employment Period;
(B) any service or product which evolves from or results from enhancements in the ordinary course during the Non-Competition Period to the services or products provided by COMSAT as of the date hereof or during the Employment Period; or (C) any future service or product of COMSAT as to which the Executive materially and substantially participated in the development or enhancement, and
(ii) to customers, distributors or clients of the type served by COMSAT during the Non-Competition Period.

          (b) Non-Solicitation of Employees.  During the Non-Competition Period,
              -----------------------------
the Executive will not (for her own benefit or for the benefit of any person or entity other than COMSAT) solicit, or assist any person or entity other than COMSAT to solicit, any officer, director, executive or employee (other than an administrative or clerical employee) of COMSAT to leave his or her employment.

          (c) Reasonableness; Interpretation.  The Executive acknowledges and
              ------------------------------
agrees, solely for purposes of determining the enforceability of this Section 8 (and not for purposes of determining the amount of money damages or for any other reason), that (i) the markets served by COMSAT are national and international and are not dependent on the geographic location of executive personnel or the businesses by which they are employed; (ii) the length of the Non-Competition Period is linked to the term of the Employment Period and the severance benefit provided for in Section 5(a); and (iii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of COMSAT. In the event that the covenants in this
Section 8 shall be determined by any court of competent jurisdiction in any action to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

          (d) Investment.  Nothing in this Agreement shall be deemed to prohibit
              ----------
the Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with COMSAT, provided that such
                                                              --------
investments (i) are passive investments and constitute five percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or
(ii) are approved by the Board.

     9.   Indemnification; Liability Insurance.  The Executive shall be entitled
          ------------------------------------
to indemnification and coverage under COMSAT's liability insurance policy for directors and officers to the same extent as other directors and officers of COMSAT. In addition, the Executive shall be indemnified to the maximum extent permitted by law of the jurisdiction in which COMSAT is incorporated, as it may be amended from time to time.

     10.  Enforcement.
          -----------

          (a) The Executive acknowledges that a breach of the covenants or provisions contained in Sections 3, 4 and 8 of this Agreement will cause irreparable damage to COMSAT, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that if the Executive breaches or threatens to breach any of the covenants or provisions contained in Sections 3, 4 and 8 of this Agreement, in addition to any other remedy which may be available at law or in equity, COMSAT shall be entitled to seek specific performance and injunctive relief in a court of competent jurisdiction after notice and a hearing.

          (b) The parties expressly agree that any litigation directly or indirectly arising out of or relating to this Agreement, including an action brought by COMSAT pursuant to paragraph (a) of this Section 10, shall be brought in a court of competent jurisdiction in the State of Maryland.

     11.  Severability.  Should any provision of this Agreement be determined to
          ------------
be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     12.  Assignment.  The Executive's rights and obligations under this
          ----------
Agreement shall not be assignable by the Executive. COMSAT's rights and obligations under this Agreement shall not be assignable by COMSAT except as incident to the transfer, by merger or otherwise, of all or substantially all of the business of COMSAT. In the event of any such assignment by COMSAT, all rights of COMSAT hereunder shall inure to the benefit of the assignee, provided
                                                                       --------
that all references herein to COMSAT shall be deemed to refer with equal force and effect to any corporate or other successor of COMSAT.

     13.  Notices.  All notices and other communications which are required or
          -------
may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method, provided that in such case it shall also be sent by certified or registered mail, return receipt requested; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal
                                                           ----
Express); and upon receipt, if sent by certified or registered mail, return receipt requested. Unless otherwise changed by notice, in each case notice shall be sent to:

          If to Executive, addressed to:

               Betty C. Alewine
               1742 Creek Crossing Road
               Vienna, Virginia  22182

          With a copy (not constituting notice) to:

               Williams & Connolly
               725 Twelfth Street, N.W.
               Washington, DC  20005
               Attention:  Robert B. Barnett, Esq.
               Telecopier No.:  (202) 434-5029


          If to COMSAT, addressed to:

               COMSAT Corporation
               6560 Rock Spring Drive
               Bethesda, MD 20817
               Attention:  Vice President, Human Resources
                           and Organization Development
               Telecopier No.:  (301) 214-7134

          With a copy (not constituting notice) to:

               COMSAT Corporation
               6560 Rock Spring Drive
               Bethesda, MD 20817
               Attention:  Robert N. Davis, Jr.
               Telecopier No.:  (301) 214-7128

     14.  Miscellaneous.  This Agreement constitutes the entire agreement, and
          -------------
supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The validity, interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of Maryland without giving effect to conflicts of laws principles thereof. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
The waiver by any party of a breach of any term or condition of this Agreement by the other party shall not operate as nor be construed as a waiver of any subsequent breach thereof or a waiver of a breach of any other term or condition of this Agreement. This Agreement may be signed in two (2) or more counterparts, each of which shall constitute an original but all of which together shall form only a single instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 18, 1997.


                              /s/ Betty C. Alewine
                            ---------------------------------------
                            Betty C. Alewine, Executive



                            COMSAT Corporation



                            By:  /s/ Edwin I. Colodny
                               -----------------------------------
                               Edwin I. Colodny, Chairman